SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	February 25, 2010

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware .	1-11596 .	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Incentive Plans (“MIP”)

On February 25, 2010, the Company’s Compensation and Stock Option Committee (“Compensation Committee”) approved individual management incentive plans (“MIPs”) for fiscal year 2010 for Dr. Louis F. Centofanti, our Chief Executive Officer (“CEO”), and Ben Naccarato, our Chief Financial Officer (“CFO”).  The MIPs are effective as of January 1, 2010.  Each MIP provides that, in addition to the base salary payable to our CEO and CFO, they shall receive cash compensation based on achievement of performance thresholds, with the amount of such compensation established as a percentage of base salary.  If all of the potential target performance levels are met or exceeded, payment of cash compensation under the 2010 MIP could range from 25% to 44% or $52,000 to $91,000 of the 2010 base salary for the CFO and 50% to 87% or $131,609 to $230,316 of the base salary for the CEO.

The performance compensation for the CEO is based upon achievement of corporate financial net income and revenue, health and safety, and environmental compliance objectives during fiscal year 2010.  Of the total potential performance compensation, 55% is based on net income goals, 15% is based on revenue goals, 15% is based on the number of health and safety claim incidents that occur during fiscal year 2010, and the remaining 15% is based on the number of notices alleging violations that occur during 2010 relating to environmental, health or safety requirements under our permits or licenses. The revenue and net income components are based on our board approved 2010 budget.

The performance compensation for the CFO is based upon achievement during 2010 of net income, administrative expense, financial oversight, centralization of accounting and information technology functions objectives, internal control compliance, as well as the timely filing with the Securities and Exchange Commission (“SEC”) of the Company’s annual and quarterly reports and Form 8-Ks. Of the total potential performance compensation, 25% is based on net income goals, 15% is based on maintaining or reducing our budgeted administrative expense, 10% is based on the timeliness of the Company’s public filings with the SEC, 10% is based on financial oversight, 10% is based on compliance with the requirements of the Sarbanes-Oxley Act of 2002, and 30% is based on accounting centralization and information technology objectives.  The net income and administrative expense components are based on our board approved 2010 budget.

Performance compensation earned under each MIPs by the CEO and CFO will be reduced by 15% if the Company’s unbilled trade receivable balance older than December 31, 2007, is not reduced by $2.5 million or more as of December 31, 2010, from the unbilled balance as of December 31, 2009.  The minimum performance compensation becomes payable upon achieving between 85% to 100% of corporate financial objectives, with the maximum performance compensation becoming payable upon achieving 161% of such objectives, except the CFO’s minimum performance compensation for achieving administrative expense goals is based on maintaining the Company’s administrative expense at 100% of the objective, with the maximum performance compensation payable if administrative expense is 88% of the objective.

The annual MIP compensation is payable on or about 90 days after year end, or sooner, based on the Company’s audited final Form 10-K financial statements.

If the MIP participant’s employment with the Company is voluntarily or involuntarily terminated prior to the scheduled MIP compensation payment, no MIP payment will be payable for and after such period.  The Compensation Committee retains the right to modify, change or terminate each MIP at any time and for any reason.

The summary of the terms of each MIP set forth above is qualified in its entirety by reference to the terms of such MIPs, which are attached hereto as Exhibits 10.1, and 10.2, and incorporated herein by reference.

Resignation of Mr. Robert L. Ferguson, Director

On February 25, 2010, the Company and its Board of Directors accepted the resignation of Mr. Robert L. Ferguson as a member of the Board of Directors, which became effective February 27, 2010.  Mr. Ferguson had been a member of the Company’s Board since August 2007.  Mr. Ferguson’s decision to retire from the Board was based on personal reasons and was not as a result of any disagreement with the Company or due to any matter relating to the Company’s operations, policies or practices. Mr. Ferguson did not serve as a member of any Committee of the Board of Directors during his term as a Board member.

Section 8 – Other Events

Item 8.01 – Other Events

On February 25, 2010, the Board of Directors approved Mr. Mr. Zwecker, a current member of our Board of Director and the Chairperson of our Audit Committee, as the independent Lead Director.   As the independent Lead Director, Mr. Zwecker’s role will include:

•	convening and chairing meetings of the non-employee directors as necessary from time to time and Board meetings in the absence of the Chairman of the Board;
•	acting as liaison between directors, committee chairs and management;
•	serving as information sources for directors and management; and
•	carrying out responsibilities as the Board may delegate from time to time.

Currently, Dr. Louis Centofanti holds positions of Chairman of the Board and Chief Executive Officer.  The Company believes the designation of an independent Lead Director enhances the Board’s ability to fulfill its responsibilities independently in the best interests of the Company’s stockholders.  Mr. Mark Zwecker has been serving unofficially in the capacity of an independent Lead Director prior to his formal designation.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description
.
10.1	2010 Incentive Compensation Plan for Chief Executive Officer, effective January 1, 2010.

10.2	2010 Incentive Compensation Plan for Chief Financial Officer, effective January 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 3, 2010

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Vice President and
Chief Financial Officer